Exhibit 99.1

    Catalyst Semiconductor Reports 1st Quarter Results and Adds to
                    Stock Repurchase Authorization

    SUNNYVALE, Calif.--(BUSINESS WIRE)--Sept. 1, 2005--Catalyst Semiconductor, Inc. (Nasdaq:CATS), a developer and marketer of programmable and analog/mixed signal products used in telecommunications, networking systems, computation, automotive, industrial and consumer markets, today reported financial results for its first fiscal quarter ended July 31, 2005. Catalyst also announced that its Board of Directors has authorized the purchase of up to 1.0 million shares of its common stock under a newly-established stock repurchase program.
    For the first fiscal quarter ended July 31, 2005, Catalyst had net income of $495,000, or $0.03 per diluted share, on revenues of $14.7 million. This compares with net income of $2.2 million, or $0.12 per diluted share, on revenues of $16.7 million in the first quarter ended July 31, 2004. In the fourth quarter ended April 30, 2005, Catalyst reported net income of $516,000, or $0.03 per diluted share, on revenues of $16.3 million. The decrease in revenues from the previous quarter is attributable to a 5% decrease in unit volume from 105 million to 100 million units combined with a 6% decrease in the average selling price per unit. Net revenue in the most recent quarter July 31, 2005 benefited by approximately $167,000 from the termination of price adjustment and stock rotation rights of one small regional reseller who had not historically used those rights, resulting in recognition of revenue and gross margin for the inventories held by such reseller.
    Revenues from analog/mixed signal products were $1.1 million, or 7.3% of revenues, in the quarter ended July 31, 2005, compared with $766,000, or 4.6% of revenues, in the quarter ended July 31, 2004 and $901,000, or 5.5% of revenues, in the quarter ended April 30, 2005. The increase from the previous quarter was primarily due to a 13% increase in units sold and a 5% increase in the average selling price per unit.
    Gross margin for the quarter ended July 31, 2005 was 39.0%, compared to 51.9% for the quarter ended July 31, 2004 and 37.9% for the quarter ended April 30, 2005. The gross margin benefited from increased manufacturing activity, decreased net inventory reserve expenses and continuing efforts to reduce manufacturing costs.
    Catalyst recorded a tax provision of $247,000, or 33.3% of income before taxes during the quarter ended July 31, 2005. This compares to tax provisions of $1.3 million in the quarter ended July 31, 2004 and $218,000 in the quarter ended April 30, 2005.
    Research & Development expense was $1.8 million for the quarter ended July 31, 2005, compared to $2.1 million for the quarter ended July 31, 2004 and $1.9 million for the quarter ended April 30, 2005. Sales, General and Administrative expense was $3.4 million for the quarter ended July 31, 2005, compared to $3.2 million for the quarter ended July 31, 2004 and $3.8 million for the quarter ended April 30, 2005. The decrease from the quarter ended April 30, 2005 was principally attributable to a decrease of $360,000 in consulting and outside accountant expenses incurred due to efforts to document and test internal control systems to comply with Section 404 of the Sarbanes-Oxley Act of 2002. The company anticipates that such compliance-related expenses will decrease further for the balance of this fiscal year.
    As of July 31, 2005, Catalyst had cash, cash equivalents and short-term investments of $34.0 million, compared to $33.8 as of April 30, 2005. During the most recent quarter, the company repurchased 55,000 shares of stock for $259,000 or an average price of $4.73 per share. Additionally, the company received $421,000 from stock option exercises and $175,000 was generated by operations.

    Stock Repurchase Program

    Catalyst also announced today that its Board of Directors has authorized a new stock repurchase program under which the company may purchase up to 1.0 million shares of its common stock. Including share purchases in the quarter ended July 31, 2005, the company purchased
3.5 million shares under its prior repurchase program since its adoption in 2001, representing the maximum authorization under the prior program. The company currently has approximately 16.9 million shares outstanding. Depending on market conditions, availability and other factors, repurchases may be made from time to time, at management's discretion, in the open market and in negotiated transactions, including block transactions, with purchases undertaken or suspended without prior notice as determined by management and the Board of Directors.

    Management Comments & Outlook

    "We are pleased to be reporting another profitable quarter, the first of what we intend to be our 8th consecutive year of profitability. We continue to be very focused on running our core business and successfully handling the continuing pricing pressures specific to today's market conditions and we are very encouraged by the consistent growth of our analog/mixed-signal revenues as they surpassed the $1 million level for the first time. While we are gaining customer acceptance with our first wave of products, we are preparing to add more products to each individual product line. As a result, we will have more complete product offerings, providing customers with improved products with refined performance while reducing our costs," said Gelu Voicu, president and chief executive officer.

    Investor Conference Call

    Catalyst will conduct a conference call regarding the first fiscal quarter results beginning at 2:00 p.m. (Pacific Time) today. The call will be available to all investors and media via the company's Web site www.catalyst-semiconductor.com, at www.companyboardroom.com, or by dialing (877) 754-9851 (domestic only). International callers can dial (706) 643-1107. A replay of the call will be aired from approximately 4:00 p.m. today until midnight (Eastern) on September 8, 2005 at the company's Web site or by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), entering reservation number 9106215 and following operator instructions.

    About Catalyst Semiconductor

    Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Sunnyvale, California. The Company is a leading supplier of high performance analog/mixed-signal solutions and nonvolatile memory products used in automotive, aircraft, telecommunications, computation, industrial and consumer markets. The Company designs and markets a broad range of analog/mixed-signal products such as LED Drivers, DC-DC Converters, GPI/O Expanders, Digitally Programmable Potentiometers (DPP(TM)), Microcontroller Supervisory circuits and other analog/mixed-signal products. Programmable products include Serial and Parallel EEPROMs with I2C, SPI and Microwire interfaces, as well as NVRAM and low density Flash Memories. Typical applications include LCD displays, digital cameras, cell phones, automotive instrumentation, modems, wireless LANs, network cards, DIMM modules, digital satellite box receivers, set-top boxes and Internet routers. Catalyst's Quality Management System is ISO 9001:2000 certified. For additional information about Catalyst Semiconductor, visit our web site at www.catalyst-semiconductor.com.

    Forward-Looking Statements

    Certain statements in this press release, including statements regarding the profitability of the company in fiscal 2006, the introduction of new products, and the expected decline of compliance-related expenses, are forward looking statements that are subject to risks and uncertainties. These risks and uncertainties, which could cause Catalyst's results to differ materially from the forward-looking statements and include, without limitation: increased competition in the markets for Catalyst's products leading to decreased average selling prices; declining growth of the markets for Catalyst's products; declining market acceptance and demand for Catalyst's products; potential errors, latent defects, design flaws or other problems with any of Catalyst's products; volatility in supply and demand for Catalyst's products which would adversely affect revenues and market prices; price and availability of foundry services, assembly and test subcontract capacity which are required to meet Catalyst's financial targets and/or meet backlog requirements; timing, future development, cost and market acceptance of Catalyst's new products; increased regulatory requirements and costs of compliance; difficulties in implementation of a supply chain management system or failures in, or problems resulting from, Catalyst's newly-implemented enterprise resource management system; and the other risks detailed from time to time in Catalyst's Securities and Exchange Commission filings and reports, including, but not limited to, Catalyst's annual report filed on form 10-K and quarterly reports filed on form 10-Q. Catalyst disclaims any obligation to update information contained in any forward looking statement.


                     CATALYST SEMICONDUCTOR, INC.
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)



                                                 July 31,    April 30,
                                                   2005        2005
                                                ----------  ----------
                       ASSETS
Current assets:
 Cash and cash equivalents                       $13,050      $10,978
 Short-term investments                           20,944       22,815
 Accounts receivable, net                         10,504        9,966
 Inventories                                      10,326       11,455
 Deferred tax assets                               4,188        4,188
 Other assets                                      1,032          875
                                                ----------  ----------
     Total current assets                         60,044       60,277

Property and equipment, net                        5,319        5,582
Deferred tax assets                                4,128        4,128
Other assets                                          62           74
                                                ----------  ----------
     Total assets                                $69,553      $70,061
                                                ==========  ==========

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                 $5,518       $6,069
 Accrued expenses                                  3,285        4,245
 Deferred gross profit on shipments to
  distributors                                     1,840        1,879
                                                ----------  ----------
     Total current liabilities                    10,643       12,193

Total stockholders' equity                        58,910       57,868
                                                ----------  ----------
     Total liabilities and stockholders'
      equity                                     $69,553      $70,061
                                                =========   ==========


         UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 (In thousands, except per share data)


                                             Three Months Ended
                                      --------------------------------
                                       July 31, 2005    July 31, 2004
                                      --------------------------------

Net revenue                              $14,676          $16,711

Cost of revenues                           8,958            8,036
                                      -------------    -------------
Gross profit                               5,718            8,675

Research and development                   1,822            2,143
Selling, general and administration        3,364            3,158
                                      -------------    -------------
Operating income                             532            3,374

Net interest income                          210              109
                                      -------------    -------------
Income before income taxes                   742            3,483

Income tax provision                         247            1,289
                                      -------------    -------------

Net income                                  $495           $2,194
                                      =============    =============

Net income per share:
    Basic                                  $0.03            $0.13
                                      =============    =============

    Diluted                                $0.03            $0.12
                                      =============    =============

Weighted average common shares:
 outstanding:
    Basic                                 16,650           16,759
                                      =============    =============

    Diluted                               18,152           19,022
                                      =============    =============


    CONTACT: Catalyst Semiconductor, Inc.
             Joan Vargas, 408-542-1051
             Fax: 408-542-1405
             joan.vargas@catsemi.com